Exhibit 2
TENDER AND SUPPORT AGREEMENT
     TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of November 2, 2006 between Oracle Systems Corporation, a Delaware corporation (“Parent”), Star Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and each individual listed on Annex I (each, a “Shareholder”), each an owner of Company Common Stock of Stellent, Inc., a Minnesota corporation (the “Company”).
     WHEREAS, as of the date hereof, each Shareholder is the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of the number of shares of Company Common Stock set forth opposite such Shareholder’s name under the heading “Shares Beneficially Owned” on Annex I (all such directly owned shares of Company Common Stock which are outstanding as of the date hereof and which may hereafter be issued to or otherwise acquired or owned by each Shareholder prior to the termination of this Agreement (including pursuant to any exercise of Company Stock Options or Company Restricted Share Awards, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction), being referred to herein as the “Subject Shares”);
     WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Merger Subsidiary and the Company, Parent and Merger Subsidiary have requested that each Shareholder, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement each Shareholder (only in such Shareholder’s capacity as a shareholder of the Company) has agreed to, enter into this Agreement;
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, and the other definitional and interpretative provisions set forth in Section 1.02 of the Merger Agreement shall apply hereto as if such provisions were set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE 1
Agreement to Tender; Deposit in Escrow
     Section 1.01. Agreement to Tender. Each Shareholder shall duly tender, or cause the Escrow Agent to, validly tender in the Offer, all of the Subject Shares pursuant to and in accordance with the terms of the Offer. Except as provided under Section 1.02, promptly, but in any event no later than two Business Days after the commencement of the Offer, each Shareholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to his or her Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct his or her broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Shareholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Shareholder agrees that once his or her Subject Shares are tendered by him or her, or by the Escrow Agent pursuant to the Escrow Agreement, such Shareholder will not, and will not permit the Escrow Agent to, withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated by Merger Subsidiary in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 4.03.
     Section 1.02. Deposit In Escrow. Pursuant to Section 1.01, concurrently with the execution and delivery of this Agreement, each holder of Escrow Shares shall (i) execute and deliver to Parent and Citigroup Global Markets Inc. (the “Escrow Agent”) a copy of the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), and (ii) deliver to the Escrow Agent a certificate or certificates (the “Escrow Certificates”) representing the shares of Company Common Stock set forth opposite such Shareholder’s name under the heading “Escrow Shares” on Annex I (the “Escrow Shares”) as provided in the Escrow Agreement, duly endorsed or accompanied by stock powers duly executed in blank. All Escrow Certificates so delivered to the Escrow Agent shall remain subject to the Escrow Agreement until the earliest of (1) the tender of such Escrow Shares in the Offer pursuant to the Escrow Agreement, (2) the date the Offer shall have been abandoned or terminated by Merger Subsidiary in accordance with the terms of the Merger Agreement, or (3) the date that this Agreement is terminated in accordance with Section 4.03 (the earlier such date, the “Termination Date”). If the Termination Date occurs in respect of the occurrence of an event described in clause (2) or (3) above, Parent and the Chief Executive Officer of the Company on behalf of the Shareholders shall give notice to the Escrow Agent of such event and, upon receipt of such notice, the Escrow Agent shall as promptly as practicable, but in no event later than two Business Days after the date of such notice, return all Escrow Certificates to their respective holders of record.
     Section 1.03. Voting Power Threshold. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate number of Subject

Shares exceed 19.99% of the voting power of the outstanding Company Shares with respect to the election of directors.
ARTICLE 2
Representations and Warranties of the Shareholders
     Each Shareholder represents and warrants to Parent and Merger Subsidiary as to itself, severally and not jointly, that:
     Section 2.01. Authorization; Binding Agreement. If such Shareholder is not a natural Person, such Shareholder is a business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by such Shareholder of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within such Shareholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Shareholder. If such Shareholder is a natural Person, the execution, delivery and performance by such Shareholder of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within his or her legal capacity and requisite powers, and if this Agreement and the Escrow Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement and the Escrow Agreement has full power and authority to execute, deliver and perform this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement constitute valid and binding agreements of such Shareholder enforceable against such Shareholder in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
     Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any certificate of incorporation, bylaws or other organizational documents of such Shareholder, (ii) violate any Applicable Law or Order applicable to such Shareholder, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder, or (iv) result in the imposition of any Lien on any asset of such Shareholder. No Governmental Authorization is required in connection with the execution and delivery of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby, except for applicable requirements, if any, under the 1934 Act and any other applicable U.S. state or federal securities laws.
     Section 2.03. Ownership of Subject Shares; Total Shares. Such Shareholder is the sole “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of his or her Subject Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder, under the applicable award agreement governing any Company Restricted Share Award, or any applicable restrictions on transfer under the 1933 Act. As of the date hereof, such Shareholder does not own, beneficially or otherwise, any Company Securities other than the shares of Company Common Stock set forth opposite such Shareholder’s name under the heading “Shares Beneficially Owned” on Annex I, the Company Stock Options and/or Company Restricted Share Awards set forth opposite such Shareholder’s name on Section 5.05(b) of the Company Disclosure Schedule, and the shares of Company Common Stock issuable upon the exercise of such any such Company Stock Options.
     Section 2.04. Voting Power. Each Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his or her Subject Shares, with no limitations, qualifications or restrictions on such rights, except as provided hereunder. None of such Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.
     Section 2.05. Finder’s Fees. Except as provided in Section 5.24 of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission in connection with the transactions contemplated by the Merger Agreement, this Agreement or the Escrow Agreement based upon any arrangement or agreement made by or on behalf of each Shareholder.
     Section 2.06. Reliance By Parent. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon each Shareholder’s execution and delivery of this Agreement and the Escrow Agreement.
ARTICLE 3
Additional Covenants of the Shareholders
     Subject to Section 4.15, each Shareholder hereby covenants and agrees, severally and not jointly, that:

     Section 3.01. Voting Of Subject Shares. At every meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, vote his or her Subject Shares (to the extent that any of such Shareholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement, or (D) other matter relating to, or in connection with, any of the foregoing matters, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. In the event that any meeting of the shareholders of the Company is held, such Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause his or her Subject Shares (to the extent that any of such Shareholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.
     Section 3.02. Irrevocable Proxy. In order to secure the performance of such Shareholder’s obligations under this Agreement, by entering into this Agreement, such Shareholder hereby irrevocably grants a proxy appointing each executive officer of Parent as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in his or her name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3.01 as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to such Shareholder’s Subject Shares. The proxy granted by such Shareholder pursuant to this Section 3.02 shall be revoked upon termination of this Agreement in accordance with its terms. Such Shareholder hereby revokes any and all previous proxies granted with respect to his or her Subject Shares.
     Section 3.03. No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder or under the Merger Agreement, such Shareholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his or her Subject Shares or any interest therein, or create or permit to exist any Lien, other than any restrictions imposed by Applicable Law or pursuant to this Agreement, on any such Subject Shares, (ii) enter into any Contract with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of each Shareholder herein untrue or incorrect.
     (b) Any attempted transfer of Subject Shares or any interest therein in violation of this Section 3.03 shall be null and void. In furtherance of this Agreement, such Shareholder shall and hereby does authorize the Company and Merger Subsidiary’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of his or her Subject Shares (and that this Agreement places limits on the voting and transfer of his or her Subject Shares); provided that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Parent shall notify the Company’s transfer agent of such termination.
     Section 3.04. No Solicitation; Other Offers. Such Shareholder shall comply with Section 7.03 of the Merger Agreement.
     Section 3.05. Dissenter’s Rights. Such Shareholder agrees not to exercise any dissenter’s rights (including under Section 302A.471 of the MBCA) in respect of his or her Subject Shares which may arise with respect to the Merger.
     Section 3.06. Legends. If so requested by Parent, such Shareholder agrees that his or her Subject Shares shall bear a legend stating that they are subject to this Agreement.
     Section 3.07. Documentation and Information. Such Shareholder (i) consents to and authorizes the publication and disclosure by Parent of his or her identity and holding of Subject Shares, and the nature of his or her commitments, arrangements and understandings under this Agreement, and any other information that Parent reasonably determines to be necessary or desirable in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Such Shareholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE 4
Miscellaneous
     Section 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
Oracle Systems Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: Daniel Cooperman
Facsimile No.: (650) 633-1813
     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2112
     if to any Shareholder, to:
Stellent, Inc.
7500 Flying Cloud Drive, Suite 500
Eden Prairie, Minnesota 55344
Attention: Chief Executive Officer
Facsimile No.: (952) 903-2104
Attention: General Counsel
Facsimile No.: (952) 903-2104
     with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Gordon S. Weber
Facsimile No.: (612) 766-1600
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 4.02. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Subsidiary may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote his or her Subject Shares as contemplated by Sections 3.01 and 3.02.
     Section 4.03. Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time. Notwithstanding the foregoing, nothing set forth in this Section 4.03 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.
     Section 4.04. Survival Of Representations And Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 4.05. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 4.06. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 4.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

           (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.
     Section 4.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that provisions of the MBCA are applicable), without regard to the conflicts of law rules of such State.
     Section 4.09. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.01 shall be deemed effective service of process on such party.
     Section 4.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 4.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 4.12. Entire Agreement. This Agreement (together with the Escrow Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.
     Section 4.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 4.14. Specific Performance. The parties hereto agree that each of Parent and Merger Subsidiary would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement, and that each of Parent and Merger Subsidiary would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Merger Subsidiary shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.
     Section 4.15. Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Shareholder to attempt to) limit or restrict any Shareholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to each Shareholder solely in each Shareholder’s capacity as a shareholder of the Company).
     Section 4.16. Shareholder Obligations Joint And Not Several. The obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORACLE SYSTEMS CORPORATION
By:
Name:
Title:

STAR ACQUISITION CORP.
By:
Name:
Title:

SHAREHOLDER

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